UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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 ☐ Preliminary Proxy Statement
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 ☐ Definitive Proxy Statement
 ☒ Definitive Additional Materials
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MOTORCAR PARTS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOTORCAR PARTS OF AMERICA, INC.
SUPPLEMENT TO PROXY STATEMENT DATED JULY 26, 2024 FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON SEPTEMBER 5, 2024

Proxy Statement Supplement

To Our Shareholders:

The proxy statement supplement dated August 14, 2024 (the “Supplement”) supplements the proxy statement (the “Proxy Statement”) filed by Motorcar Parts of America, Inc., a New York corporation (the “Company” or “we”), with the Securities and Exchange Commission on July 26, 2024 for the 2024 annual meeting of shareholders (the “Annual Meeting”) to be held on September 5, 2024 at 10:00 a.m. (PT) at the offices of the Company at 2929 California Street, Torrance, California 90503. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement, and except as updated by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or at the Annual meeting.

The primary purpose of this Supplement is to provide subsequent information relating to Proposal No. 4 in the Proxy Statement, in which we ask our shareholders to approve the First Amendment to the Motorcar Parts of America, Inc. 2022 Incentive Award Plan (“First Amendment”). As described in greater detail below, the Company is supplementing the information included in Proposal 4 of the Proxy Statement to reduce the proposed requested share reserve increase under the Motorcar Parts of America, Inc. 2022 Incentive Award Plan from 1,871,000 shares to 1,731,000 shares.

Except for the changes herein, this Supplement does not modify any other information set forth in the Proxy Statement. This Supplement is first being distributed to shareholders on or about August 14, 2024.

Voting Matters

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges shareholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement

Juliet Stone, Secretary
Torrance, California
August 14, 2024

Supplement to Proposal No. 4 of Proxy Statement

Additional Information regarding Proposal No. 4

The following information supplements the Company’s request under Proposal No. 4 to approve the First Amendment.

Subject to shareholder approval, in July 2024, our Board of Directors approved the First Amendment to, among other things, provide for a share reserve increase of up to 1,871,000 shares over the existing share reserve under the existing Plan. The Proxy Statement discusses the proposed First Amendment, which provided for a share reserve increase of 1,871,000 shares, and provides a copy of the original First Amendment.

After making the Proxy Statement available to shareholders, the proposal to approve the First Amendment received an unfavorable recommendation from a proxy advisory firm. After consideration of the unfavorable recommendation, the Company determined to update the First Amendment to (1) reduce the proposed share reserve increase from 1,871,000 shares to 1,731,000 shares, and (2) accordingly, reduce the proposed increase to the aggregate number of shares which may be granted as incentive stock options from 1,871,000 shares to 1,731,000 shares, but with no other changes to the First Amendment as described in the Proxy Statement. The proposed 1,731,000 share increase will reduce the potential dilutive impact of the First Amendment on shareholders as compared to the originally proposed 1,871,000 share increase.

The foregoing is a summary description of the update to the First Amendment and is qualified in its entirety by reference to the updated First Amendment, a copy of which is attached hereto as Supplement Appendix A, which amends and replaces the First Amendment as filed as Appendix B to the Proxy Statement. The following restates certain information originally disclosed in Proposal No. 4.

Background of Determination of Shares Under the Plan Amendment

As mentioned above, in its determination to approve the Plan Amendment, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board believes is an incentive and retention mechanism for our employees, consultants and non-employee directors. The Board considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the Plan, and the potential dilution associated with the Plan. This review included a consideration of the following key metrics, factors and philosophies:

•
In Fiscal Year 2024, we granted equity awards covering 818,340 shares of our common stock, of which 585,583 were performance-based awards assuming performance “at target”. On average, over the fiscal 2022—2024 period, we granted 518,373 shares annually. The amounts include PSUs based on the achievement of “target” performance goals.

•	Our three-year average annual share pool usage over the most recently completed three-fiscal year period (or “burn rate”) was approximately 2.67%, as shown in the following table.
Burn Rate Information	FY 2022	FY 2023	FY 2024	Three-Year Average (FY 2022 – FY 2024)
Time-vesting stock options granted	—	—	132,133	44,044
Performance-based stock options granted (at “target”)	—	—	—	—
Time-vesting RSUs and restricted stock granted	163,703	229,121	100,624	164,483
Performance-based restricted stock granted (at “target”)	66,667	66,667	—	44,445
PSUs granted (at “target”)	84,593	126,028	585,583	265,401
Performance-based stock options earned/vested	44,199	—	—	14,733
Performance-based restricted stock earned/vested	99,082	77,689	27,508	68,093
PSUs earned/vested	—	—	—	—
Total awards granted(1)	306,984	306,810	260,265	291,353
Weighted average common shares outstanding (Basic)	19,119,727	19,340,246	19,601,204	19,353,726
Gross burn rate(2)	1.65%	2.18%	4.17%	2.67%
(1)
Includes (A) time-based stock options granted and time-based RSUs and restricted stock granted and (B) performance-based stock options, performance-based restricted stock, and PSUs vested or earned in the applicable year based on actual achievement of performance goals. The number of performance-based stock options that were forfeited during FY 2022, FY 2023, and FY 2024 was 0, 44,201, and 44,199, respectively. The number of performance-based restricted shares that were forfeited during FY 2022, FY2023, and FY2024 was 0, 0, 39,159, respectively. The number of PSUs that were forfeited during FY 2022, FY 2023, and FY 2024 was 0, 17,925, and 4,356, respectively.

(2)
Gross burn rate is calculated as (A) the total number of stock-settled equity awards granted during the applicable year (with performance awards counted at “target” levels), divided (B) by the weighted average common shares outstanding for the applicable year.

•
An additional metric that we use to measure the cumulative dilutive impact of our equity-based awards program is fully diluted overhang, which is the sum of (1) the number of shares subject to equity awards outstanding (assuming performance at the “target” performance level), but not exercised or settled and (2) the number of shares available to be granted under our equity compensation plans, divided by the sum of (A) the total common shares outstanding, (B) the number of shares subject to equity awards outstanding but not exercised or settled, and (C) the number of shares available to be granted under our equity compensation plans. Our approximate fully-diluted overhang as of June 1, 2024, was 11.5%. If the Plan Amendment had been approved as of such date, our approximate potential overhang, on a fully-diluted basis, would increase by 6.4% to 17.9% and then would decline over time.

If approved by our shareholders, the Plan Amendment would increase the aggregate number of shares available for grant by 1,731,000 shares of common stock.

If we exhaust the share reserve under the Plan without approval of the Plan Amendment, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees with our shareholders.

In light of the factors described above, the Board believes that the size of the share reserve proposed by the Plan Amendment is reasonable and appropriate at this time.

To the extent we grant any awards between June 1, 2024 and the date of this Annual Meeting, the available share reserve under the Amended Plan will be reduced from 431,875 shares (i.e., the remaining available reserve as of June 1, 2024 (431,875 shares, assuming the payout of outstanding PSUs, performance-based stock options and performance-based restricted stock at “target” performance goals) plus 1,731,000 shares) by the number of shares that we grant during such period.

Shareholder Approval

As mentioned above, if this Plan Amendment is approved, then as of the Amendment Effective Date, an aggregate of (i) 2,655,200 shares and (ii) any shares which are subject to awards outstanding under the 2010 Plan and the 2014 Non-Employee Director Incentive Award Plan (the “Director Plan”) which become available for issuance under the Amended Plan following the effective date of the existing Plan will be reserved for issuance pursuant to the Amended Plan, all of which may be granted as ISOs pursuant to Section 422 of the Code. There are no outstanding awards under the Director Plan. Approval of the Plan Amendment will constitute approval pursuant to the NASDAQ Stock Market shareholder approval requirements applicable to equity compensation plans and approval pursuant to the shareholder approval requirements of Section 422 of the Code relating to ISOs (to the extent required by the Code).

If our shareholders do not approve the Plan Amendment pursuant to this Proposal 4, the additional shares proposed by the Plan Amendment will not become available for issuance and the existing Plan (not as amended by the Plan Amendment) will continue in full force and effect, without giving effect to the Plan Amendment, and we may continue to grant equity-based awards under the Plan subject to shares remaining available for grant under the Plan.

Material Terms of the Amended Plan -- Limitation on Awards and Shares Available.

As of June 1, 2024, there were 431,875 shares remaining available for grant under the existing Plan (assuming the payout of outstanding PSUs, performance-based stock options and performance-based restricted stock at “target” performance goals). As described above, if this Proposal 4 is approved, then, as of the Amendment Effective Date, the number of shares reserved for issuance under the Amended Plan will be equal to the sum of (1) 2,655,200 shares of our common stock, plus (ii) any shares which are subject to awards granted under the 2010 Plan (“Prior Plan Awards”) or under the Director Plan (“Prior Director Plan Awards”) that again become available for grant pursuant to the terms of the Amended Plan (the “Share Limit”). There are no outstanding Prior Director Plan Awards. The shares issued under the Amended Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. The maximum number of shares that may be issued upon the exercise of ISOs is 2,655,200.

The Board of Directors recommends that shareholders vote FOR the approval of the First Amendment to the
Motorcar Parts of America, Inc. 2022 Incentive Award Plan.

Supplement Appendix A

FIRST AMENDMENT TO
MOTORCAR PARTS OF AMERICA, INC.
2022 INCENTIVE AWARD PLAN

This First Amendment (“First Amendment”) to the Motorcar Parts of America, Inc. 2022 Incentive Award Plan (the “Plan”), is adopted by the Board of Directors (the “Board”) of Motorcar Parts of America, Inc., a New York corporation (the “Company”), effective as of September 5, 2024 (the “Amendment Effective Date”). Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.	The Company currently maintains the Plan.

B.
Pursuant to Section 13.1 of the Plan, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Compensation Committee of the Board, subject to approval by the stockholders of the Company twelve (12) months before or after such action.

C.
The Board believes it is in the best interests of the Company and its stockholders to amend the Plan to (i) increase the number of shares which may be issued pursuant to awards under the Plan, including the number of shares which may be issued under the Plan upon the exercise of Incentive Stock Options (as defined in the Plan), (ii) extend the term of the Plan and (iii) extend the period under which Incentive Stock Options may be granted under the Plan.

AMENDMENT

The Plan is hereby amended as follows, effective as of the Amendment Effective Date:

1.	Section 3.1(a). Section 3.1(a) of the Plan is hereby amended and restated in its entirety with the following:

“Subject to Sections 3.1(b) and 13.2 hereof, the aggregate number of Shares which may be issued pursuant to Awards under the Plan shall be equal to the sum of (i) 2,655,200 Shares; and (ii) any Shares which are subject to Prior Plan Awards and Prior Director Plan Awards which become available for issuance under the Plan following the Effective Date pursuant to Section 3.1(b) (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 2,655,200 Shares. As of the Effective Date, the Company will cease granting awards under the Prior Plan and the Director Plan; however, awards issued under the Prior Plan and the Director Plan and outstanding as of the Effective Date will remain subject to the terms of the applicable plan.”

2.	Section 13.3. Section 13.3 of the Plan is hereby deleted and replaced in its entirety with the following:

“Effective Date and Term of Plan. The Plan shall be effective as of the Effective Date. Unless sooner terminated as provided herein, the Plan shall terminate, and no Award may be granted pursuant to the Plan after September 5, 2034; provided, however, that no Incentive Stock Option may be granted pursuant to the Plan after July 25, 2034.”

3.	This First Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Plan.

4.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.